 Exhibit 11

Consent of Independent Auditor

REI Capital Income, LLC

Stamford, Connecticut

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A of our independent auditor’s report dated May 2, 2022, relating to the balance sheets of REI Capital Income, LLC as of December 31, 2021 and 2020, and of the related statements of operations, changes in members’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

May 17, 2022

Glen Allen, Virginia